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                                                                     Exhibit 3.3


                          CERTIFICATE OF ELIMINATION
                                       OF
                              NEOPROBE CORPORATION


         Neoprobe Corporation, a corporation organized and existing under the general Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST:That the Board of Directors by unanimous written consent of its members, filed with the minutes of the Board, duly adopted resolutions setting forth the proposed elimination of the Preferred Stock designated as "5% Series B Convertible Preferred Stock" as set forth herein:

                  RESOLVED, that no shares of the 5% Series B Convertible Preferred Stock are outstanding and none will be issued.

                  FURTHER RESOLVED, that a Certificate of Elimination be executed which shall have the effect when filed in Delaware of eliminating from the Restated Certificate of Incorporation all reference to the 5% Series B Convertible Preferred Stock.

         SECOND: None of the authorized shares of the 5% Series B Convertible Preferred Stock are outstanding and none will be issued.

         THIRD: In accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation is hereby amended to eliminate all reference to the 5% Series B Convertible Preferred Stock.

         IN WITNESS WHEREOF, said Neoprobe Corporation has caused this Certificate of Elimination to be signed by David C. Bupp, its President and CEO, this 9th day of May, 2000.


                                             NEOPROBE CORPORATION

                                             By:/s/David C. Bupp
                                                ---------------------------

                                             Its: President & CEO